                                                                    EXHIBIT 99.1



                       [AIG LOGO] AMERICAN INTERNATIONAL GROUP, INC.
                                  70 Pine Street New York, New York 10270



For information, please contact:
Charlene M. Hamrah (Investment Community)
(212) 770-7074

Joe Norton (News Media)
(212) 770-3144


        AIG REPORTS THIRD QUARTER 1998 NET INCOME ROSE TO $931.1 MILLION

NEW YORK, NY, October 22, 1998 - American International Group, Inc. (AIG) today reported that its net income for the third quarter of 1998 increased 10.8 percent to $931.1 million, compared to $840.3 million in the third quarter of 1997. Excluding catastrophe losses, net income for the third quarter rose 15.1 percent. For the first nine months of 1998, net income totaled $2.76 billion, an increase of 12.7 percent, compared to $2.45 billion in the same period of 1997.

         Following is a summary table of third quarter and nine months information (in millions, except per share amounts).

                                                THIRD QUARTER                                   NINE MONTHS
                                     1998            1997         Change            1998           1997          Change
Net income, as reported          $     931.1     $     840.3          10.8%     $   2,759.6     $   2,447.7       12.7%

Income, as adjusted*             $     923.7     $     824.8          12.0%     $   2,699.2     $   2,386.8       13.1%


PER SHARE RESULTS:**

Diluted:

Net income, as reported          $        .89    $        .79         12.7%     $       2.62    $       2.31      13.4%

Income, as adjusted*             $        .88    $        .78         12.8%     $       2.56    $       2.25      13.8%

Average shares outstanding            1,055.1         1,056.9                        1,054.7          1,058.7


*Adjusted to exclude realized capital gains, net of taxes and minority interest in capital gains after taxes.

**Share information reflects the three-for-two split in the form of a 50 percent common stock dividend, paid July 31, 1998.

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         Income before income taxes and minority interest for the third quarter of 1998 amounted to $1.41 billion, an increase of 18.9 percent over the $1.19 billion reported in 1997. Excluding catastrophe losses, income before income taxes and minority interest rose 23.6 percent. For the first nine months of 1998, income before income taxes and minority interest increased 16.1 percent to $4.04 billion from $3.48 billion reported last year. Included in these results were pretax realized capital gains of $50.4 million and $129.2 million for the third quarter and nine months of 1998, respectively, compared to $24.3 million and $99.0 million for the same periods in 1997.

         The following table shows these results for the quarter and nine months, including and excluding catastrophe losses (in millions):

                                            THIRD QUARTER                               NINE MONTHS
                                1998            1997            Change      1998            1997             Change
                                ----            ----            ------      ----            ----             ------
Income before income
 taxes and minority          $ 1,414.5       $ 1,189.8            18.9%   $ 4,038.0       $ 3,476.7           16.1%
 interest, as reported

 Catastrophe losses               56.0             0.0            --           83.0            16.0           --

Income before income
 taxes and minority
 interest, excluding         $ 1,470.5       $ 1,189.8            23.6%   $ 4,121.0       $ 3,492.7           18.0%
 catastrophe losses

Combined ratio:

 As reported                     96.95           96.32                        96.26        96.17

 Excluding catastrophe
  losses                         95.43           96.32                        95.45        95.99



         Revenues in the third quarter of 1998 rose 8.5 percent to $8.36 billion from $7.70 billion in the year-earlier quarter. For the first nine months, revenues totaled $24.19 billion, an increase of 6.8 percent over $22.65 billion in 1997.


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         Foreign exchange rates continued to affect the translation of foreign currency net premiums written into U.S. dollars, as shown in the following table, which compares third quarter 1998 to third quarter 1997:



                                       Worldwide   Foreign   Worldwide
                                        General    General     Life
                                       Insurance  Insurance  Insurance
                                       ---------  ---------  ---------
Premium Growth in Original Currency     *13.3%     **22.5%      12.7%

Foreign Exchange Impact                  (3.7)      (11.3)     (15.7)

Premium Growth as Reported in U.S. $      9.6%       11.2%     (3.0%)

                                       ===============================

Pro Forma Premium Growth in U.S.         12.2%       19.1%       3.2%
dollars for third quarter
assuming current (10/16/98)
foreign exchange rates were in
effect during the third quarter


*Includes operations of Transatlantic Holdings, Inc. and 20th Century
 Industries.

**Includes operations of Transatlantic Holdings, Inc.


         Early in the fourth quarter, the yen strengthened sharply against the U.S. dollar and Southeast Asian currencies continue to improve relative to the U.S. dollar. If these trends continue, there would be a positive impact on reported fourth quarter 1998 premiums. Also negatively impacting premium growth in the third quarter was the decision to non-renew approximately $275 million of inadequately priced business in the U.S.

         At September 30, 1998, AIG's consolidated assets and shareholders' equity approximated $184 billion and $26 billion, respectively.

         Commenting on the third quarter's results, AIG Chairman M.R. Greenberg said, "AIG had a good third quarter overall. Hurricane Georges, which caused insured losses estimated to be approximately $2.5 billion in the Caribbean and the U.S., was the largest catastrophe to impact the insurance industry in several years. Nonetheless, all of our principal businesses met their targets and are well positioned for future growth.

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                                      -4-

         "General insurance worldwide net premiums written before the impact of foreign exchange gained 13.3 percent in the third quarter. The combined ratio was 96.95, compared to 96.32 in last year's third quarter. Excluding net catastrophe losses in the quarter of approximately $56 million, primarily attributable to Hurricane Georges, the combined ratio for the quarter was 95.43, compared to 96.32 last year. Following the acquisition of shares leading to AIG's ownership position of over 50 percent in both Transatlantic Holdings, Inc. and 20th Century Industries, for the first time this quarter AIG's results now consolidate the operations of both companies.

         "In the Domestic Brokerage Group, as the erosion of pricing in commodity lines and workers' compensation continued, we maintained our focus on underwriting profitability and as mentioned above, we aggressively non-renewed lines of business where rates had fallen well below acceptable levels. Instead, the Brokerage Group vigorously pursued a variety of specialty lines and other classes where rate adequacy exists. We will continue this strategy until a more stable and healthy underwriting environment returns.

         "AIG's domestic personal lines business continues to do very well, and our growing direct auto business had an excellent quarter.

         "United Guaranty Corporation, AIG's mortgage guaranty insurance subsidiary, reported very strong results in the quarter both in premium growth and operating income.

         "AIG's foreign general insurance operations produced good results in the quarter. Premium growth in original currency was quite strong, increasing
22.5 percent, including the operations of Transatlantic Holdings, Inc., although foreign exchange rates continued to impact premium growth expressed in U.S. dollars. In Japan, AIG's new direct auto business reported excellent gains, and the flight to quality continued to benefit our overall Japanese operations. Underwriting results in Japan were very good in the quarter. Elsewhere, Europe and Latin America also did well.

         "We added $152 million to AIG's general insurance net loss and loss adjustment reserves during the quarter. The total of such net reserves, including the consolidation of Transatlantic Holdings, Inc. and 20th Century Industries, approximates $24.5 billion at September 30.

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                                      -5-


      "General insurance net investment income, including the results of Transatlantic Holdings, Inc. and 20th Century Industries, rose 26.2 percent in the quarter and our operating cash flow continued to be strong. Our expenditure of approximately $544 million in 1998 to acquire shares of Transatlantic Holdings, Inc. and 20th Century Industries negatively impacted net investment income of the Domestic Brokerage Group, although this was more than offset by the reported investment income of both of these companies.

      "Our worldwide life business performed well in the third quarter, posting a gain in operating income of 15.3 percent. Overseas, premium growth in original currency was strong. In Japan, our life business continues to post double-digit gains in local currency premiums, significantly outperforming the industry, while in Taiwan, Nan Shan Life Insurance Company had another excellent quarter. During the quarter, American Life Insurance Company (ALICO), along with a local partner, acquired a major interest in the Bulgarian Post Bank. Elsewhere, AIG and its Brazilian partner Unibanco purchased a 50 percent interest in the second largest private pension management company in Brazil. Our Domestic Life Companies had an excellent quarter.

      "AIG's Financial Services Group turned in a strong third quarter. Operating income rose 29.8 percent for the Group. Maintaining discipline in counterparty credit exposure has always been a key management priority for AIG's financial services operations, and this emphasis resulted in a satisfactory quarter for AIG Trading Group Inc. International Lease Finance Corporation
(ILFC) continued to perform well and had a strong quarter. AIG Financial Products Corp. had a very good third quarter. The Consumer Finance Group continues to build its businesses in key markets, and made good progress in the quarter, completing the acquisition of a Polish bank with operations aimed directly at consumers and small businesses. Additionally, in the quarter AIG Consumer Finance Group, Inc. entered the Argentine consumer finance market, purchasing a majority ownership interest in Compania Financiera Argentina S.A.

      "In August, AIG and SunAmerica Inc. entered into a definitive agreement whereby AIG will acquire 100 percent of the outstanding stock of SunAmerica. The transaction, which will be treated as a pooling of interests for accounting purposes, is expected to close by year-end, or soon thereafter. We are excited about this agreement and the prospect of SunAmerica becoming a part of AIG. Discussions have been underway for the past month between AIG and SunAmerica managements to refine the new business and revenue-enhancing opportunities we all see in this combination. There is enormous potential worldwide in the retirement savings business, and SunAmerica is an outstanding company and leading participant in asset accumulation products for both the


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                                      -6-


retirement and pre-retirement markets. This transaction will position AIG in a major market where we have not been well represented, and will also enable AIG to introduce SunAmerica's retirement products into world markets.

      "Another significant investment announced in the third quarter was AIG's long-term investment agreement with The Blackstone Group, whereby AIG will acquire for $150 million a seven percent limited partnership interest in Blackstone, and also invest over a number of years under certain conditions an estimated $1.2 billion as a limited partner in future Blackstone funds. We have had a long and very positive relationship with The Blackstone Group, a highly regarded firm that manages third party funds and acts as an investment banker on restructuring transactions. We look forward to working closely with Blackstone in a variety of asset management, advisory and investment activities in the years ahead.

      "There have been a number of widely publicized financial dislocations in world markets in recent weeks which have unsettled investors and raised questions about the balance sheet integrity of financial institutions worldwide. In AIG's case, our balance sheet remains strong. Our U.S. investment portfolio consists principally of tax-exempt municipal bonds, U.S. treasury bonds and notes and other high grade securities. The assets supporting our extensive foreign life insurance business are virtually all invested locally to support local currency liabilities, and other than relatively insignificant amounts of assets required to be reflected at cost, are carried at market value. The amount of assets on our balance sheet that are in default or are non-performing is immaterial, and we continue to recognize other than temporary declines in value through the income statement. Our overseas direct investment funds have, in the aggregate, experienced only relatively minor losses in recent weeks. AIG has no investment in Long-Term Capital Management L.P. and only one swap with that fund, which is fully collateralized and marked to market daily. Our exposure to other hedge funds is minimal, and where there have been declines in value, these declines have been recognized in our financial statements. The flight to quality evident in many markets benefits financially strong organizations like AIG, and we will continue to prudently seek investment and business opportunities where that strength may provide an advantage. Finally, our Triple-A ratings from the principal rating services reflect the sound financial management and financial strength of AIG."

GENERAL INSURANCE

      General insurance pretax income before realized capital gains for the third quarter of 1998 was $708.6 million, 21.8 percent above the $581.6 million last year. For the first nine months of 1998, general insurance pretax income before realized capital gains was $1.99 billion, an increase of 14.6 percent, compared to $1.74 billion in 1997.


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                                      -7-


      Worldwide general insurance net premiums written in the third quarter of 1998 amounted to $3.76 billion, 9.6 percent ahead of the $3.43 billion in 1997. For the first nine months of 1998, general insurance net premiums written were $10.76 billion, an increase of 4.6 percent, compared to $10.29 billion last year.

      General insurance net investment income rose 26.2 percent to $584.6 million in the third quarter and 16.2 percent to $1.59 billion in the nine months of 1998.


LIFE INSURANCE

      AIG's worldwide life insurance operations reported third quarter 1998 pretax income before realized capital gains of $460.5 million, an increase of
15.3 percent, compared to $399.4 million in 1997. For the first nine months of 1998, life insurance pretax income before realized capital gains increased 17.1 percent to $1.33 billion, compared to $1.13 billion last year.

      Life insurance premium income declined 3.0 percent in the third quarter to $2.41 billion from $2.48 billion in 1997. For the first nine months, premium income amounted to $7.39 billion, a gain of 0.8 percent, compared to $7.33 billion in 1997.

      Life insurance net investment income rose 4.4 percent to $775.0 million in the third quarter of 1998, compared to $742.5 million for the same period last year. For the first nine months, net investment income amounted to $2.34 billion, an increase of 8.7 percent, compared to $2.15 billion in 1997.


FINANCIAL SERVICES

      Financial services pretax operating income during the third quarter of 1998 increased 29.8 percent to $234.2 million, compared to $180.5 million in 1997. For the first nine months of 1998, financial services operating income was $640.1 million, a 31.3 percent increase, compared to $487.4 million in 1997.


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                                    # # # #


AIG is the leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


                                    # # # #

                      American International Group, Inc.
                             Financial Highlights
                   (in thousands, except per share amounts)




                                             Nine Months Ended September 30,            Three Months Ended September 30,
                                             1998           1997        Change            1998           1997        Change
                                         -----------    -----------     ------        -----------    -----------     ------
General Insurance Operations:
  Net Premiums Written                   $10,758,856    $10,286,766       4.6%        $ 3,760,223    $ 3,429,877       9.6%
  Net Premiums Earned                     10,319,228      9,297,356      11.0           3,699,115      3,089,264      19.7
  Adjusted Underwriting Profit               404,920        371,574       9.0             124,045        118,281       4.9
  Net Investment Income                    1,587,337      1,366,275      16.2             584,588        463,324      26.2
  Income before Realized Capital Gains     1,992,257      1,737,849      14.6             708,633        581,605      21.8
  Realized Capital Gains                     169,351        106,787        -               72,995         28,188        -
  Operating Income                       $ 2,161,608    $ 1,844,636      17.2%        $   781,628    $   609,793      28.2%
                                         -----------    -----------     ------        -----------    -----------     ------
          Loss Ratio                           75.99          75.75                         75.74          74.47
          Expense Ratio                        20.27          20.42                         21.21          21.85
          Combined Ratio                       96.26          96.17                         96.95          96.32
                                         -----------    -----------     ------        -----------    -----------     ------
Life Insurance Operations:
  Premium Income                         $ 7,389,556    $ 7,329,233       0.8%        $ 2,407,129    $ 2,480,443      (3.0)%
  Net Investment Income                    2,335,041      2,147,593       8.7             774,978        742,483       4.4
  Income before Realized Capital Gains     1,328,829      1,134,500      17.1             460,490        399,430      15.3
  Realized Capital Gains (Losses)            (29,412)        12,789        -              (14,917)         6,540        -
  Operating Income                         1,299,417      1,147,289      13.3             445,573        405,970       9.8

Financial Services Operating Income          640,065        487,434      31.3             234,229        180,485      29.8

Equity in Income of Minority-Owned
  Insurance Operations                        57,127         84,593     (32.5)                  0         26,804        -

Other Realized Capital Losses                (10,731)       (20,602)       -               (7,636)       (10,466)       -

Other Income (Deductions) - net             (111,226)       (67,837)       -              (44,454)       (22,311)       -

Foreign Exchange Gains (Losses)                1,750          1,225        -                5,189           (450)       -

Income before Income Taxes
  and Minority Interest                    4,038,010      3,476,738      16.1           1,414,529      1,189,825      18.9

Income Taxes                               1,177,429      1,003,497        -              415,472        344,256        -

Income before Minority Interest            2,860,581      2,473,241      15.7             999,057        845,569      18.2

Minority Interest, after tax: (a)
  Operating Income                           (78,373)       (25,493)       -              (45,392)        (5,251)       -
  Capital Gains                              (22,595)             0        -              (22,595)             0        -

Net Income                                 2,759,613      2,447,748      12.7             931,070        840,318      10.8
  Per Common Share (b) - Basic                  2.63           2.32      13.4                0.89           0.80      11.3
                       - Diluted         $      2.62    $      2.31      13.4%       $       0.89    $      0.79      12.7%
                                         -----------    -----------     ------        -----------    -----------     ------
Average Common Shares Outstanding (b)
                       - Basic             1,049,678      1,053,860                     1,049,992      1,052,078
                       - Diluted           1,054,704      1,058,682                     1,055,112      1,056,896

(a) Represents minority shareholders' equity in operating income and capital gains of certain consolidated subsidiaries, including Transatlantic Holdings, Inc. and 20th Century Industries.

(b) Share information reflects the three-for-two split in the form of a 50 percent common stock dividend, paid July 31, 1998.